Date:             May 16, 2019
Media Contact:    IPL Media Team            Mary Ann Kabel
Indianapolis Power & Light        Dayton Power and Light
Media Line: 317.261.5905        Media Line: 937.224.5940

AES United States Strategic Business Unit (SBU) announces new President of U.S. Utilities

INDIANAPOLIS, Ind. and DAYTON, Ohio – The AES Corporation (NYSE: AES) United States Strategic Business Unit announced today that Vincent Parisi has been named its new President of U.S. Utilities, effective June 3, 2019.
As President of U.S. Utilities for AES, Parisi will serve as President and CEO of Indianapolis Power & Light Company (IPL) and The Dayton Power and Light Company (DP&L).
Currently, the vice president of Columbia Gas of Ohio, Inc., a NiSource company, Parisi has 18 years of experience in the utilities industry, serving as a senior executive for 16 of those years.
“We are pleased to have someone of Vince’s caliber join us at the helm of IPL and DP&L,” said Lisa Krueger, AES United States Strategic Business Unit President. “His knowledge of the Midwest utilities industry, combined with his strong focus on serving customers, will allow us to continue to provide reliable, affordable and smarter power to our customers today while preparing for the energy future.”
Prior to leading Columbia Gas of Ohio, Inc., Parisi was in executive leadership roles at Gas Natural, Inc. and IGS Energy. He holds a bachelor’s degree in economics from The Ohio State University, and a law degree from Capital University Law School.
“I am honored to lead these two forward-thinking companies during a pivotal time in our industry,” said Parisi. “As technology continues to advance, IPL and DP&L have applied best practices to energy service, delivering value and a high level of customer service. I look forward to continuing that tradition of innovation and quality for the customers and communities we are privileged to serve.”

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About The AES Corporation, IPL and DP&L
The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 15 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2018 revenues were $11 billion and we own and manage $33 billion in total assets. To learn more, please visit www.aes.com.  Follow AES on Twitter @TheAESCorp.
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us at www.twitter.com/IPLpower, www.facebook.com/IPLpower or www.linkedin.com/company/IPLpower.
The Dayton Power and Light Company is the principal subsidiary of DPL Inc. (DPL), a regional energy provider and an AES company.  DPL’s primary subsidiaries include The Dayton Power and Light Company, AES Ohio Generation, LLC (AES Ohio Gen) and Miami Valley Insurance Company (MVIC). The Dayton Power and Light Company, a regulated electric utility, provides service to over 525,000 customers in West Central Ohio; MVIC, a captive insurance company, provides insurance services to DPL and its subsidiaries; and AES Ohio Gen co-owns merchant generation facilities. For more information about the company, please visit www.dplinc.com. Connect with DP&L at www.twitter.com/dpltoday, www.linkedin.com/company/dayton-power-and-light, and at www.facebook.com/DPLToday.